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Exhibit 5.1

FORM OF OPINION OF DECHERT LLP

[Letterhead of Dechert LLP]

June    , 2004

Worldspan Technologies Inc.
300 Galleria Parkway, N.W.
Atlanta, GA 30339

Re:
37,087,500 shares of Common Stock, as described in the
Registration Statement on Form S-1
(Registration No. 333-114043)

Ladies and Gentlemen:

        We have acted as counsel to Worldspan Technologies Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 32,250,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), and 4,837,500 shares (the "Optional Shares") of Common Stock. Certain stockholders of the Company (collectively, the "Selling Stockholders") have granted the underwriters an option to purchase the Optional Shares solely to cover over-allotments, if any, in connection with the offering that is the subject of the registration statement referred to above (the "Registration Statement"). The Shares and the Optional Shares (collectively, the "Securities") will be sold pursuant to an underwriting agreement (the "Underwriting Agreement") among the Company, the Selling Stockholders and Lehman Brothers Inc., J.P. Morgan Securities Inc., Goldman, Sachs & Co., UBS Securities LLC, CIBC World Markets Corp., and RBC Capital Markets Corp. as representatives of the several underwriters (the "Underwriters"), the form of which is included as Exhibit 1.1 to the Registration Statement.

        We have participated in the preparation of the Registration Statement and have made such legal and factual examination and inquiry as we have deemed advisable for the rendering of this opinion. In making our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to all authentic original documents of all documents submitted to us as copies.

        Based upon and subject to the foregoing, we are of the opinion that, when the price at which the Securities to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Securities have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Securities will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus contained therein under the caption "Legal Matters." In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,

Dechert LLP

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  Exhibit 5.1